Exhibit 10.1

Veracyte, Inc.

2013 Stock Incentive Plan

Notice of Stock Option Grant

Optionee Name and Address: [-]	Option Number:	[-]
	Doc Reference:	[-]
	EEO-ID:	[-]

You have been granted the following Option to purchase shares of Common Stock of Veracyte, Inc. (the “Company”) under the Company’s 2013 Stock Incentive Plan (the “Plan”). The Option is subject to the terms and conditions set forth in this Notice of Stock Option Grant, the Stock Option Agreement and the Additional Terms for Participants Providing Services Outside the United States attached to the Stock Option Agreement as Exhibit A (collectively, the “Agreement”) and the Plan, which are incorporated herein by reference. Certain capitalized terms used, but not defined in this Notice of Stock Option Grant and the Agreement, are defined in the Plan.

Grant Date:	[-]
Total Number of Option Shares Granted:	[-]
Exercise Price Per Share:	[-]
Type of Option:	[-]
Vesting Commencement Date:	[-]
Expiration Date:

[-]

The close of business at Company headquarters the day immediately prior to the Expiration Date is the last date on which this Option may be exercised. This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

Vesting Schedule:

Except as otherwise provided in the Agreement, this Option may be exercised in whole or in part, in accordance with the following schedule, which may be performance-based, provided the Optionee continues to remain in Service at such time: [-]

By Optionee’s electronic acceptance and the electronic signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Agreement, both of which are attached to and made a part of this document.

By accepting this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

VERACYTE, Inc.

By: _____________________________________________
_____________________________________________________	Its: _____________________________________________
Print Name

Veracyte, Inc.

Stock Option Agreement

VERACYTE, INC.

2013 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

The Options are subject to the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement and the Additional Terms for Participants Providing Services Outside the United States attached to this Stock Option Agreement as Exhibit A (collectively the “Agreement”) and the Plan, which are incorporated herein by reference.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Notice of Stock Option Grant and the Agreement.

Tax Treatment

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant. Even if this Option is designated as an incentive stock option, it shall be deemed to be a nonstatutory option to the extent required by the $100,000 annual limitation under Section 422(d) of the Internal Revenue Code.

Vesting

This Option becomes exercisable as it becomes vested, which may be in one or multiple installments, as shown in the Notice of Stock Option Grant. This Option will in no event become exercisable for additional Shares after your Service as an Employee or a Consultant has terminated for any reason [, except as provided in your Change of Control and Severance Agreement to the extent in effect at the time of termination] [reference to Change of Control and Severance Agreement to be included only if applicable to the Participant].

Term

This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth anniversary for a more than 10% shareholder as provided under the Plan if this is an incentive stock option). This Option may expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason except death or “Total and Permanent Disability” (as defined in the Plan), then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Death

If your Service terminates because of death, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

Disability

If your Service terminates because of your Total and Permanent Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Veracyte, Inc.

Stock Option Agreement

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. Notwithstanding the foregoing, except as otherwise required by applicable laws, vesting of this Option will be suspended during any unpaid leave of absence. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.

Notice of Exercise

When you wish to exercise this Option you must provide a notice of exercise form in accordance with such procedures as are established by the Company and communicated to you from time to time. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):
	•	Your personal check, a cashier’s check or a money order.
•

Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•

By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.

•

By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.

•

If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by you in cash other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.

Veracyte, Inc.

Stock Option Agreement

	•	Any other form permitted by the Committee in its sole discretion.
Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.
Withholding Taxes and Stock Withholding

Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, you authorize the Company and/or the Employer (and their respective agents) to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, as determined at the sole discretion of the Company and only to the extent permissible under local law: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, (2) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (3) withholding Shares that otherwise would be issued to you when you exercise this Option, or (4) any other arrangement approved by the Committee and permitted under applicable law; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of exercised Shares; notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items due as a result of any aspect of your participation in the Plan. The Fair Market Value of these Shares, determined as of as of the date that the taxes are required to be withheld, will be applied as a credit against the Tax-Related Items withholding. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for your tax jurisdiction(s) in which case you will have no entitlement to the equivalent amount in Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Veracyte, Inc.

Stock Option Agreement

Transfer of Option

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option (nor any right arising thereunder), other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid and be cancelled. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights

Neither your Option nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights

Your Options carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Adjustments

The number of Shares covered by this Option and the exercise price per Share shall be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement shall be given in writing (including electronically pursuant to procedures the Company may establish) and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

Veracyte, Inc.

Stock Option Agreement

Miscellaneous

You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares offered, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all options or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in the your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in the Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Veracyte, Inc.

Stock Option Agreement

Additional Terms for Participants Providing Services Outside the United States

To the extent that you provide services to the Company or a Subsidiary in a country other than the United States, the Options shall be subject to additional or substitute terms as shall be set forth in Exhibit A attached hereto. If you relocate to one of the countries included in Exhibit A during the life of the Options, Exhibit A, including the provisions for such country, shall apply to you and the Options, to the extent that the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the Options and the Shares issued upon exercise of the Options, to the extent that the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THROUGH YOUR ELECTRONIC ACCEPTANCE

OF THE NOTICE OF STOCK OPTION GRANT,

you agree to all of the terms and conditions

described IN NOTICE OF STOCK OPTION GRANT,

THE AGREEMENT and in the PlAN.

Veracyte, Inc.

Stock Option Agreement

EXHIBIT A

ADDITIONAL TERMS APPLICABLE TO PARTICIPANTS WHO

PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES

This Exhibit A, which forms part of the Agreement, includes additional terms and conditions applicable to Participants who provide services to the Company in the countries identified below. These terms and conditions are in addition to those terms set forth in the Notice of Stock Option Grant, the Stock Option Agreement and in the Plan. To the extent there are any inconsistencies between these terms and conditions and those set forth in the Notice of Stock Option Grant, Stock Option Agreement or the Plan, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Plan, Notice of Stock Option Grant or Stock Option Agreement, as applicable.

For the Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to the Participant in certain of the countries below. Such information is current only as of June 2020, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to the Participant’s individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change. The Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the Participant’s country may apply to the Participant’s individual situation.

GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

No Guarantee of Continued Service

The vesting of the Options pursuant to the vesting schedule will occur only if the Participant continues as an Outside Director, Consultant, or Employee (as applicable) to the Company or a Subsidiary through the applicable vesting date. The Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule do not constitute an express or implied promise or continued engagement as an Outside Director, Consultant or Employee for the vesting period, for any period, or at all, and will not interfere in any way with the Participant’s right or the right of the Company or any Subsidiary to effect a termination of Services at any time, with or without cause in compliance with applicable laws nor shall it be construed to amend or modify the terms of any consultancy, directorship, employment or other service agreement between the Participant and the Company or any Subsidiary.

Acknowledgment of Nature of Plan and Options

In accepting the award of Options pursuant to this Agreement, the Participant acknowledges that:

a)

for labor law purposes, Options and Shares issued upon exercise of the Options are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to the Participant’s employer, and the grant of Options is outside the scope of the Participant’s employment contract, if any;

b)

for labor law purposes, the grant of Options and the Shares issued upon exercise of the Options are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

c)	Options and the Shares issued upon exercise of the Options are not intended to replace any pension rights or compensation;

Veracyte, Inc.

Stock Option Agreement

d)

neither the grant of Options nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon the Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

e)	the future value of the underlying Shares is unknown and cannot be predicted with certainty;
f)

in consideration of the grant of Options hereunder, no claim or entitlement to compensation or damages arises from termination of Options, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Participant’s employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim; and

g)

in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s rights to exercise the Options under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of Participant’s Options.

FRANCE

Tax Information

The Options are not intended to be French tax-qualified awards.

Exchange Control Information

The Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. The Participant should consult with the Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided the Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in the Participant’s income tax return.

Securities Law

This offer does not require a prospectus to be submitted for approval to the Autorité des marchés financiers (“AMF”). The Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code. The information provided to the Participant in this Agreement, the Plan or other documents supplied to the Participant in connection with the offer to the Participant of the Options is provided as factual information only and as such is not intended to induce the Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely future financial success or performance of the Company and historical financial information gives no indication of future financial performance. The Options are not intended to qualify for the favorable tax and social security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code. Should the Participant be in any doubt as to the contents of the offer of this Option award or what course of action to take in relation to the offer, the Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Data Protection

Veracyte, Inc.

Stock Option Agreement

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which has been or will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

French Language Provision

By signing and returning this Agreement, the Participant confirms having read and understood the documents relating to the Plan and the Agreement which were provided to the Participant in English language. The Participant accepts the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Tax Indemnity

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to: (1) the grant or exercise of, or any benefit derived by the Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to the Participant on exercise of the Option or any other benefit on exercise of the Option, or (3) the disposal of any Shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant.  In addition, the Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, the Participant must report on an annual basis if the Participant holds Shares that exceed 10% of the total voting capital of the Company.

Data Protection

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

ISRAEL

Data Protection

Nothing in the Notice of Stock Option Grant, Stock Option Agreement or Plan limits the obligations under the Privacy Protection Act, 5741-1981 (“PPA”) Chapter B.

The Participant acknowledges that the Company and its Subsidiaries may make the Data available to public authorities where required under locally applicable law.

Veracyte, Inc.

Stock Option Agreement

SPAIN

Tax Withholding

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes in any jurisdiction, including but not limited to wage tax, solidarity surcharge or social security contributions) that is attributable to (1) the grant or exercise of, or any benefit derived by the Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to the Participant on exercise of the Option or any other benefit on exercise of the Option, or (3) the disposal of any Shares.

The Options cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Options and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

Whenever the Options are exercised and Shares are issued or transferred to the Participant, the Company shall notify the Participant of the amount of tax, if any, which must be withheld by the Company, any Subsidiary or the Employer, if different, under all applicable tax laws. At the discretion of the Company, the Options cannot be exercised until the Participant enters into an election with the Company, to either (a) remit a cash payment of the required amount to the Company, a Subsidiary or the Employer, as applicable; or (b) authorize the deduction of such amount from the Participant’s compensation (including, for the avoidance of doubt, other compensation that may be owed to the Participant by the Company, any Subsidiary or the Employer in connection with the performance of Services or otherwise due). Notwithstanding the prior sentence, with the consent of the administrator of the Plan, if relevant, and subject to any applicable legal conditions or restrictions, the Company or Subsidiary or Employer, as applicable, shall, upon the Participant’s request, accept surrender of a whole number of Shares issued hereunder (or other Shares held by the Participant) having a Fair Market Value, determined as of the date the amount of tax to be withheld is to be determined pursuant to any applicable tax laws (the “Tax Date”), not in excess of the minimum of tax required to be withheld by law to cover all or a portion of the applicable withholding taxes (with the remainder paid pursuant to the preceding sentence). Request for such surrender shall be made in writing in a form acceptable to the Administrator, if relevant, and shall be subject to the following restrictions: (i) the election must be made on or prior to the applicable Tax Date and (ii) once made, the election shall be irrevocable as to the particular Options for which the election is made. In case the Participant purports to be entitled to any tax reduction or allowance in connection with income derived from the Options, it shall promptly notify such circumstance to the Company, which shall factor, to the extent permitted by the applicable tax laws, the applicability of such reduction or allowance in the assessment of taxes to be withheld, subject in any event to the Participant’s compliance with any requirements imposed under applicable tax laws for their applicability (including the submission of tax forms or statements required to be delivered to the Company, a Subsidiary or the Employer, as applicable). Any adverse consequences to the Participant arising in connection with the share withholding procedure set forth herein, or with any representation made by the Participant relevant for the assessment of applicable withholding taxes, shall be the sole responsibility of the Participant.

No Transfer

Neither the Option (nor any right arising thereunder) are transferable and the Participant shall not sell, pledge, assign, hypothecate, transfer or otherwise dispose of the Option (nor any right arising thereunder) in any manner, and the Option shall be cancelled to the extent the Participant purports to so sell, pledge, assign, hypothecate, transfer or otherwise dispose of it.

Exchange Control and Tax Information Obligations

If the Participant acquires Shares issued pursuant to the exercise of the Options, the Participant must declare the acquisition of such securities to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras,

Veracyte, Inc.

Stock Option Agreement

by filing the corresponding D-5 form, within the following month to the date of acquisition of the Shares. This declaration is provided to the Ministry of Economy and Competitiveness for statistical purposes only.

In the event that the Shares acquired pursuant to the Plan and this Agreement represent more than 10% of the share capital of the Company and, provided that the net equity of the Company exceeds the statutory threshold, the Participant will have to make an annual declaration to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras about the development of the investment in non-resident entities by filing the corresponding D-8 form, within the first nine months of each calendar year.

In addition, in case the value of the assets held by the Participant in non-resident companies, including the Shares of the Company or the balance of transactions with non-resident companies, including the Company, exceeds the statutory threshold, the Participant must also periodically file a declaration of foreign transactions with the Statistics Department of the Bank of Spain. The periodicity of such filings will be determined by the amount of the transactions or balances held with non-resident entities.

Participants should consult their own tax advisors in relation to the tax implications derived from the award, holding or disposal of Options or Shares, and of their potential relocation to any other jurisdiction. The Company does not assume any responsibility therefor. The holding of certain rights or assets located overseas may be required to be reported on an annual basis by means of filing an information tax form (currently tax form number 720) and may be subject to Net Wealth Tax (Impuesto sobre el Patrimonio).

Data Privacy

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

UNITED KINGDOM

Employee Share Scheme

The Agreement forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any Subsidiary of the Company are eligible to be granted Options or be issued Shares under the Agreement. Other service providers (including Consultants or Outside Directors) who are not employees are not eligible to receive Options under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of Service shall be interpreted as references to the Participant’s employment or termination of employment.

Special Tax Consequences

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s National Insurance contributions or employer’s National Insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to: (1) the grant or exercise of, or any benefit derived by the Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to the Participant on exercise of the Option or any other benefit on exercise of the Option, or (3) the disposal of any Shares.

The Options cannot be exercised until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Options and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

Veracyte, Inc.

Stock Option Agreement

At the discretion of the Company, the Options cannot be exercised until the Participant has entered into an election with the Company (or his/her employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s National Insurance contributions arising in respect of the granting, vesting, exercise of or other dealing in the Options, or the acquisition of Shares on exercise of the Options, is transferred to and met by the Participant.

The Participant undertakes that, upon request by the Company, he/she will join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on any occasion will be calculated as if the shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such shares.

The Participant agrees that if the Participant does not pay or the Participant’s Employer or the Company does not withhold from the Participant the full amount of all taxes applicable to the taxable income of the Participant resulting from the grant of the Options, the exercise of the Options, or the issuance of Shares (the “UK Tax-Related Items”) that the Participant owes due to the exercise of the Options, or the release or assignment of the Options for consideration, or the receipt of any other benefit in connection with the Options (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon exercise of the Options or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and the UK Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected UK Tax-Related Items may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter.

Data Protection

The Company and the Participant’s Employer will hold, collect and otherwise process certain data as set out in the Employer’s Employee Privacy Policy which will be provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

Veracyte, Inc.

Stock Option Agreement